CONSENT OF INDEPENDENT ACCOUNTANTS



                                    ---------


We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Gulf Power Company's Series F 5.60% Senior Insured Quarterly Notes of our report dated February 12, 2002 relating to the financial statements of XL Financial Assurance Ltd. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appears as an exhibit 99.6 in XL Capital Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.


/s/PricewaterhouseCoopers
PricewaterhouseCoopers



Hamilton, Bermuda
March 24, 2003